                                                                     EXHIBIT 5.1

                             Ameritech Corporation
                             30 South Wacker Drive
                            Chicago, Illinois 60606

                                October 8, 1997

Ameritech Corporation
30 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

    This opinion is delivered to you in connection with the registration statement on Form S-4 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") relating to the registration of shares of common stock, $1.00 par value per share, of Ameritech Corporation (the "Company"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of assets, businesses or securities (the "Registered Shares").

    I, in my capacity as Counsel and Secretary of Ameritech Corporation, am familiar with the proceedings to date with respect to the proposed sale of the Registered Shares and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

    I am of the opinion that:

    1. The Company is a corporation validly existing under the laws of the State of Delaware.

    2. The Registered Shares constitute a validly issued, fully paid and nonassessable share.

    I do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "blue sky" laws of the various states to the sale of the Registered Shares.

    The Registered Shares are treasury shares. I have assumed for purposes of this opinion that each of the Registered Shares, when originally issued, constituted a validly issued, fully paid and nonassessable share.

    This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the States of Illinois or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

    I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                                    /s/ BRUCE B. HOWAT

                                          --------------------------------------
                                                      Bruce B. Howat

                                                  COUNSEL AND SECRETARY